                                   EX-23.B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 61 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 24, 1997, relating to the financial statements and financial highlights of the Dodge & Cox Balanced Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


/S/ PRICE WATERHOUSE LLP

Price Waterhouse LLP
San Francisco, California

February 24, 1997